Assignment and Assumption Agreement

This Assignment and Assumption Agreement (this "**Agreement**") dated as of October 10, 2016 ("**Effective Date**"), is entered into by and between Power Efficiency Corporation, a Delaware corporation, with offices located at 2200 Northern Boulevard, Suite 102, Greenvale, NY 11548 ("**Assigning Party**"), and Generate NY Grid Services, LLC, a Delaware limited liability company, with offices located at 555 De Haro Street, Suite 300, San Francisco, California 94107 ("**Assuming Party**"). The Assigning Party and the Assuming Party are sometimes referred to in this Agreement as the "**Parties**."

WHEREAS, Assigning Party is party, with Consolidated Edison Company of New York, Inc. ("**ConEd**"), to that certain contract described on Schedule 1 attached hereto (collectively "**Assigned Contract**");

Assigning Party desires to assign to Assuming Party all of its rights and delegate to Assuming Party all of its obligations under the Assigned Contract; and

WHEREAS, Assuming Party desires to accept such assignment of rights and delegation of obligations under the Assigned Contract.

NOW, THEREFORE, in consideration of the mutual covenants, terms and conditions set out herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1. Assignment and Assumption.

1.1 Assignment. Assigning Party irrevocably sells, assigns, grants, conveys and transfers to Assuming Party all of Assigning Party's right, title and interest in and to the Assigned Contract (the "**Assignment**").

1.2 Assumption. Assuming Party unconditionally accepts such assignment and assumes all of Assigning Party's duties, liabilities and obligations under the Assigned Contract, and agrees to pay, perform and discharge, as and when due, all of the obligations of Assigned Party under the Assigned Contract accruing on and after the Effective Date (the "**Assumption**").

1.3 No Release by ConEd. For avoidance of doubt, nothing herein affects any rights, liabilities, or obligations of Assigning Party due to be performed before the Effective Date, and Assigning Party acknowledges that ConEd has not released or discharged Assigning Party from any of its obligations arising out of or in any way connected to performance under the Assigned Contract, whether such obligations accrued before or will accrue after the Effective Date.

2. Consideration.

2.1 The Assigned Contract requires an irrevocable standby letter of credit in the form of Exhibit A to the Assigned Contract ("**2016 Initial Letter of Credit**") for reservation of the 2017 and 2018 awarded quantities under the Assigned Contract to be delivered to ConEd in the amount of $790,392.00 on or before October 10, 2016 (the "**2016 Initial LC**

Amount"). Assuming Party has arranged for Wells Fargo Bank, N.A. ("**LC Issuer**") to issue the 2016 Initial Letter of Credit. The LC Issuer requires cash collateral in an amount equal to the 2016 Initial LC Amount and is charging fees in the amount of $16,993.43 ("**LC Fees**").

2.2 Assuming Party agrees to pay, on the Effective Date, as the purchase price for the Assignment and Assumption, an amount equal to (i) 50% of the 2016 Initial LC Amount plus (ii) 50% of the LC Fees (collectively, the "**Purchase Price**"), on and subject to the terms of this Agreement The Purchase Price shall be paid by wire transfer of immediate funds to LC Issuer.

3. Conditions Precedent. Assuming Party's obligation to pay the Purchase Price is subject to the following conditions precedent, which must be satisfied or waived in Assuming Party's discretion on or before the consummation on the Effective Date of the transactions contemplated hereby:

3.1 Assigning Party shall provide Assuming Party in immediately available funds, an amount equal to 50% of the 2016 Initial LC Amount plus 50% of the LC Fees (the "**Assigning Party Funds**"). The Parties acknowledge that there is a shortfall in the Assigning Party Funds on the Effective Date of approximately $35,000. Assuming Party is willing to close the Assignment and Assumption despite such shortfall. Assigning Party will use best efforts to pay the shortfall before close of business New York time on October 13, 2016. If Assigning Party does not pay the entire shortfall, the Success Fee referred to in Section 4.3(a) shall be reduced from 5% to 3% and the Cash Fee shall be reduced from 30% to 20%. In addition to the Purchase Price, Assuming Party shall pay an amount equal to the Assigning Party Funds to LC Issuer to be applied toward the cash collateral required by LC Issuer to issue the 2016 Initial Letter of Credit and the LC Fees;

3.2 Assigning Party shall have delivered to Assuming Party its duly executed signature to this Agreement; and

3.3 Assigning Party shall have delivered to Assuming Party all original executed counterparts (or if originals are not in Assigning Party's possession, copies) of all documents comprising the Assigned Contract.

4. Other Agreements.

4.1 Letters of Credit; Return of Cash Collateral. Besides the 2016 Initial Letter of Credit, additional letters of credit may be delivered to ConEd (such letters of credit, together with the 2016 Initial Letter of Credit, the "**Letters of Credit**") at various times, all as specified in the Assigned Contract. Any cash collateral provided by a Party to LC Issuer (or another issuer) in connection with the issuance of Letters of Credit (collectively, the "**Cash Collateral**") shall be recorded and tracked by Assuming Party, whose records regarding Cash Collateral provided by each Party will be deemed to be accurate absent manifest error. Initially, Assigning Party and Assuming Party shall each be credited as having paid Cash Collateral equal to 50% of the 2016 LC Amount upon consummating the transactions described in Sections 2.2 and 3.1. Whenever LC Issuer (or another issuer) returns Cash

Collateral to Assuming Party, Assuming Party shall apply the returned Cash Collateral as follows: first, to Assuming Party's own account, 100% of the Cash Collateral until Assuming Party has received, in the aggregate, an amount equal to the Cash Collateral contributed by Assuming Party (including the 50% of the 2016 Initial LC Amount contributed in accordance with Section 2.2); and second, to Assigning Party, any other returned Cash Collateral. To the extent Assigning Party receives any amounts prior to Assuming Party receiving in full the payment described in clause first above (whether from Assuming Party or directly from an issuer of a letter of credit), it shall hold such amounts in trust for Assuming Party and shall promptly pay such amounts to Assuming Party.

4.2 Term Sheet. The Parties have signed a non-binding Summary of Terms dated September 29, 2016 (the "**Term Sheet**") contemplating, among other things, the Assignment and Assumption effected hereby and a financing facility for projects including the projects contemplated by the Assigned Contract. This Agreement sets forth a binding agreement as to the provisions in the Term Sheet entitled "Assignment and Assumption Agreement," "Standby Letter of Credit," and "Partner Cash Flows," and the portion of "Definitive Agreements" from "In the event that the parties …" until the end of that provision. The Term Sheet provisions referred to in the preceding sentence are hereby superseded and deemed ineffective, and otherwise this Agreement does not affect or alter the Term Sheet, or its non-binding nature.

4.3 Assigning Party Cash Flows.

(a) Assigning Party shall be entitled to receive: (i) upon financial close for each of the projects contemplated by the Assigned Contract (the "**Projects**"), an amount equal to 5% of all costs incurred by Assuming Party with respect to development and construction of such Projects (i.e. until commercial operation and final completion) (the "**Success Fee**"), payable in installments in the same manner as milestone payments to Project vendors (i.e., if the EPC contractor is entitled to receive a 10% milestone payment, Assigning Party would be entitled to receive 10% of the Success Fee), and (ii) in months following return of 100% of Assuming Party's capital funded with respect to the Projects and receipt of the minimum IRR of 20.00%, an amount equal to 30% of the Projects' combined monthly Project EBITDA (the "**Cash Fee**") until the expiration of the warranty period of the original equipment installed at such Projects, payable as an operating expense.

(b) For purposes of the foregoing:

(i) "IRR" means the rate of return of Assuming Party with respect to the monthly Cash Flows and Tax Benefits, less the Tax Costs, from the Effective Date through the date of computation, all as calculated by Assuming Party using the XIRR function in Microsoft Office Excel 2013, and calculated consistent with Assuming Party's financial model..

(ii) "Cash Flows" means the sum of (A) the Purchase Price and all other investments made by Assuming Party, less (B) payments received by Assuming Party under the Assigned Contract plus uncontracted revenues, to

the extent realized (other than amounts received in respect of indemnities or monetary damages), less realized budgeted operating expenses per the Assuming Party's financial model (the current version of which is attached as Schedule 2 and may be updated from time to time by Assuming Party), less realized unbudgeted operating expenses borne by Assuming Party in connection with operating the Projects, from the Effective Date through the date of computation ("**Project EBITDA**").

(iii) "Corporate Tax Rate" means, as of a given date of determination, the maximum allowable U.S. federal income tax rate and applicable state tax rates applicable to a particular corporation.

(iv) "Tax Benefits" means (A) Assuming Party's tax savings from deductions and losses (assuming that Assuming Party is fully taxable at the Corporate Tax Rate), plus (B) any tax credits allocated to Assuming Party; provided, that for each fiscal year, the tax savings and tax credits described in clauses (A) and (B) that are in excess of Tax Costs for such fiscal year shall not be considered "Tax Benefits" (and shall otherwise be carried forward).

(v) "Tax Costs" means Assuming Party's tax detriment from any taxable income or gain, calculated assuming that Assuming Party is fully taxable at the Corporate Tax Rate.

(c) Upon Assigning Party's request, Assuming Party shall provide to Assigning Party (i) a report no more often than once per quarter showing its IRR calculation, (ii) a copy of any proposed operating budget no more often than once per year, and (iii) a reasonable opportunity to provide written or oral feedback on the items provided in clause (i) or (ii) of this Section 4.3(c).

4.4 Payments under Assigned Contract. The Parties acknowledge that ConEd is not novating the Assigned Contract and intends to pay Assigning Party all amounts that may be due and payable by ConEd under the Assigned Contract. Assigning Party agrees that Assuming Party is the legal and beneficial owner of, and is entitled to immediate receipt of, any amounts received by Assigning Party in respect of the Assigned Contract. Assigning Party shall be deemed to hold such amounts as trustee for the sole benefit of Assuming Party upon their receipt and shall promptly pay all such amounts to Assuming Party, even if Assuming Party may be entitled to receive a portion of such amounts from Assuming Party under Section 4.3. Assigning Party agrees to execute such documents and instruments as Assuming Party may reasonably request to preserve, protect and enforce Assuming Party's interest in such funds.

5. Representations and Warranties.

5.1 Assigning Party's Representations and Warranties. Assigning Party represents and warrants as follows:

(a) It is duly organized, validly existing and in good standing under the laws of Delaware.

(b) It is qualified and licensed to do business and in good standing in every jurisdiction where such qualification and licensing is required for purposes of this Agreement.

(c) It has the full right, corporate power and authority to enter into this Agreement and to perform its obligations hereunder.

(d) It has taken all necessary corporate action to authorize the execution of this Agreement by its representative whose signature is set out at the end hereof.

(e) When executed and delivered by it, this Agreement will constitute the legal, valid and binding obligation of Assigning Party, enforceable against it in accordance with its terms and not subject to defenses.

(f) It is the sole legal and beneficial owner of the all the rights under the Assigned Contract on the Effective Date, free and clear of any lien, security interest, charge or encumbrance.

(g) The documents listed on Schedule 1 comprise the entirety of the Assigned Contract. The Assigned Contract has not been amended or modified as of the Effective Date, except as may be indicated on Schedule 1. There is no payment or other liability of Assigning Party to ConEd that has accrued and remains outstanding as of the Effective Date, except for the Reservation LC Requirement.

(h) To Assigning Party's knowledge, the Assigned Contract is in full force and effect on the Effective Date. To Assigning Party's knowledge, no event or condition has occurred that is an event of default or termination under any of the Assigned Contract (other than the delivery of the 2016 Initial Letter of Credit, which will be cured upon its delivery in connection with this Agreement). There are no material disputes pending or threatened related to any rights or obligations transferred by this Agreement.

(i) Other than the Assigned Contract and the other documents contained in the data room (which other documents are true and accurate as to the information stated therein in all material respects), there are no documents in Assigning Party's possession or control that contain material information related to the Assigned Contract or the Projects.

(j) It has performed all of its obligations under the Assigned Contract that are required to be performed on or before the Effective Date (other than the delivery of the 2016 Initial Letter of Credit, which will be cured upon its delivery in connection with this Agreement).

5.2 Assuming Party's Representations and Warranties. Assuming Party represents and warrants as follows:

(a) It is duly organized, validly existing and in good standing under the laws of Delaware.

(b) It has the full right, power and authority to enter into this Agreement and to perform its obligations hereunder.

(c) It has taken all necessary company action to authorize the execution of this Agreement by its representative whose signature is set out at the end hereof.

(d) When executed and delivered by it, this Agreement will constitute the legal, valid and binding obligation of Assuming Party, enforceable against it in accordance with its terms.

6. Indemnification.

6.1 Assigning Party Indemnification. Subject to the terms and conditions set out in Section 6.2, Assigning Party (as "**Indemnifying Party**") shall indemnify, hold harmless, and defend Assuming Party and its officers, directors, employees, agents, affiliates, successors and permitted assigns (collectively, "**Indemnified Party**") 50% of all losses, damages, liabilities, deficiencies, claims, actions, judgments, settlements, interest, awards, penalties, fines, costs, or expenses of whatever kind, including reasonable attorney fees, that are incurred by Indemnified Party (collectively, "**Losses**"), arising out of or resulting from any third-party claim, action, cause of action, demand, lawsuit, arbitration, inquiry, audit, notice of violation, proceeding, litigation, citation, summons, subpoena or investigation of any nature, civil, criminal, administrative, regulatory or other, whether at law, in equity or otherwise ("**Claim**") alleging:

(a) A breach or non-fulfillment of any representation, warranty or covenant under this Agreement by Indemnifying Party;

(b) any negligent or more culpable act or omission of Indemnifying Party or any of its representatives (including any reckless or willful misconduct) in connection with the performance of its obligations under this Agreement; or

(c) any failure by Indemnifying Party to comply with any applicable federal, state or local laws, regulations or codes.

6.2 Exceptions and Limitations on Indemnification. Despite anything to the contrary in this Agreement, Indemnifying Party is not obligated to indemnify or defend Indemnified Party against any Claim to the extent such Claim or corresponding Losses arise out of or result from Indemnified Party's:

(a) Gross negligence or more culpable act or omission (including recklessness or willful misconduct); or

(b) Bad faith failure to comply with any of its material obligations set out in this Agreement.

7. Miscellaneous.

7.1 Further Assurances. On the other party's reasonable request, each party shall, at its sole cost and expense, execute and deliver all such further documents and instruments, and take all such further acts, necessary to give full effect to this Agreement.

7.2 Survival. The representations, warranties, covenants and agreements made in this Agreement or in any other certificate or document delivered in connection herewith shall survive the execution and delivery of, and the consummation of the transactions contemplated by, this Agreement, and shall remain in full force and effect until the expiration of the applicable statute of limitations with respect to any action rising under this Agreement.

7.3 Notices. Each party shall deliver all notices, requests, consents, claims, demands, waivers and other communications under this Agreement (each, a "**Notice**") in writing and addressed to the other party at its address set out below (or to such other address that the receiving party may designate from time to time in accordance with this section). Each party shall deliver all Notices by personal delivery, nationally recognized overnight courier (with all fees pre-paid) or e-mail (with confirmation of transmission) or certified or registered mail (in each case, return receipt requested, postage prepaid). Except as otherwise provided in this Agreement, a Notice is effective on receipt by the receiving party if received during receiving party's normal business hours and otherwise on the next business day.

Notice to Assigning Party:	2200 Northern Boulevard, Suite 102 Greenvale, NY 11548 E-mail: gary.weiss@peff.com Attention: Gary Weiss Chief Executive Officer
Notice to Assuming Party:	555 De Haro Street, Suite 300 San Francisco, CA 94107 E-mail: Matan@generatecapital.com Attention: Chief Investment Officer

7.4 Interpretation. For purposes of this Agreement: (a) the words "include," "includes" and "including" is deemed to be followed by the words "without limitation"; (b) the word "or" is not exclusive; and (c) the words "herein," "hereof," "hereby," "hereto" and "hereunder" refer to this Agreement as a whole. Unless the context otherwise requires, references in this Agreement: (x) to sections, schedules and exhibits mean the sections of, and schedules and exhibits attached to, this Agreement; (y) to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof; and (z) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder. The parties

drafted this Agreement without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted. The schedules and exhibits referred to herein are an integral part of this Agreement to the same extent as if they were set out verbatim herein.

7.5 Headings. The headings in this Agreement are for reference only and do not affect the interpretation of this Agreement.

7.6 Severability. If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability does not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. On such determination that any term or other provision is invalid, illegal or unenforceable, the parties to this Agreement shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

7.7 Entire Agreement. This Agreement, together with all related exhibits and schedules, is the sole and entire agreement of the parties to this Agreement regarding the subject matter contained herein and therein, and supersedes all prior and contemporaneous understandings, agreements, representations and warranties, both written and oral, regarding such subject matter.

7.8 Amendment and Modification. No amendment, modification or termination of this Agreement is effective unless it is in writing and signed by each party to this Agreement.

7.9 Waiver.

(a) No waiver under this Agreement is effective unless it is in writing and signed by the party waiving its right.

(b) Any waiver authorized on one occasion is effective only in that instance and only for the purpose stated, and does not operate as a waiver on any future occasion.

(c) None of the following is a waiver or estoppel of any right, remedy, power, privilege or condition arising from this Agreement:

(i) any failure or delay in exercising any right, remedy, power or privilege or in enforcing any condition under this Agreement; or

(ii) any act, omission or course of dealing between the parties.

7.10 Cumulative Remedies. All rights and remedies provided in this Agreement are cumulative and not exclusive, and the exercise by either party of any right or remedy does not preclude the exercise of any other rights or remedies that may now or subsequently be

available at law, in equity, by statute, in any other agreement between the parties or otherwise. Despite the previous sentence, the parties intend that Indemnified Party's rights under Section 6 are its exclusive remedies for the events specified therein.

7.11 No Third-Party Beneficiaries. Except as provided in Section 6, this Agreement benefits solely the parties to this Agreement and their respective successors and permitted assigns and nothing in this Agreement, express or implied, confers on any other Person any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

7.12 Choice of Law. This Agreement and exhibits and schedules attached hereto, and all matters arising out of or relating to this Agreement, are governed by, and construed in accordance with, the laws of the State of California, without regard to the conflict-of-laws provisions thereof to the extent such principles or rules would require or permit the application of the laws of any jurisdiction other than those of the State of California.

7.13 Choice of Forum. Each party irrevocably and unconditionally agrees that it will not commence any action, litigation or proceeding of any kind whatsoever against the other party in any way arising from or relating to this Agreement, and exhibits and schedules attached hereto, and all contemplated transactions, including, but not limited to, contract, equity, tort, fraud and statutory claims, in any forum other than the United States District Court or the courts of the State of California sitting in San Francisco, and any appellate court from any thereof. Each party irrevocably and unconditionally submits to the exclusive jurisdiction of such courts and agrees to bring any such action, litigation or proceeding only in than the United States District Court or the courts of the State of California sitting in San Francisco. Each party agrees that a final judgment in any such action, litigation or proceeding is conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

7.14 WAIVER OF JURY TRIAL. TO THE FULLEST EXTENT PERMITTED BY LAW, EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS AGREEMENT, INCLUDING EXHIBITS AND SCHEDULES ATTACHED TO THIS AGREEMENT, IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY ABOUT ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT, INCLUDING ANY EXHIBITS OR SCHEDULES ATTACHED TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) EACH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (B) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (C) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

7.15 Counterparts. This Agreement may be executed in counterparts, each of which is deemed an original, but all of which together is deemed to be one and the same agreement. A signed copy of this Agreement delivered by e-mail or other means of

electronic transmission is deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the Effective Date.

Power Efficiency Corporation

By_______________

Name: SCOTT CAPUTO

Title: PRESIDENT / COO

Generate NY Grid Services, LLC

By_______________

Name: Netanel Fridman

Title: Manager

SCHEDULE 1

ASSIGNED CONTRACT

1. The following documents together compose the contract (the "**Assigned Contract**"):

    a. Brooklyn Queens Demand Management Program Agreement ("**BQDM Program Agreement**") between ConEd and Power Efficiency Corporation, as "Applicant" ("**PEC**"), related to the portion of the work having an estimated start date of 8/2016 and estimated completion date of 4/30/2017 for 2017 awarded quantities and 4/30/2018 for 2018 awarded quantities, signed by PEC dated 8/10/16;

    b. Addendum 2 to also signed by PEC dated 8/10/16 and accepted by ConEd on 8/10/16;

    c. Printed version of Email from Scott Caputo (scott.caputo@peffcorp.com) to Cecil Philip (PHILIPC@coned.com), cc: Jeffrey Lines and Brian Daughney dated Thursday August 25, 2016, Subject: Re: BQDM Program Agreement Typo and Correction, including embedded email from Cecil Philip to Scott Caputo;

    d. Map of Qualifying Neighborhoods in Brooklyn & Queens Program;

    e. Exhibit A to BDQM Program Agreement (Form of Letter of Credit);

    f. BQDM DR Auction Rules for the 2017 and 2018 Summer Capability Periods;

    g. Brooklyn-Queens Demand Management Demand Response Auction: Pre-qualification Application, including Prospective Bidder Information;

    h. Email from BQDMAuction@ConEd.com dated July 27, 2016 to scottcaputo@me.com confirming the award of 4 MW quantity in 2017; and

    i. Email from BQDMAuction@ConEd.com dated July 28, 2016 to scottcaputo@me.com confirming the award of 8 MW quantity in 2018.

SCHEDULE 2

FINANCIAL MODEL